UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2023

Verde Clean Fuels, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40743	85-1863331
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 5050

Houston, TX 77002

(469) 398-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	VGAS	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	VGASW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On April 12, 2023 (the “Effective Date”), Verde Clean Fuels, Inc. (the “Company”), entered into an executive employment agreement with each of Ernest B. Miller, Chief Executive Officer and Interim Chief Financial Officer, and John Doyle, Chief Technology Officer (respectively, the “Miller Agreement” and the “Doyle Agreement”, and collectively, the “Agreements”). The Agreements each provide for an initial four-year term ending on February 15, 2027 (the “Initial Term”).

The Miller Agreement provides for, among other things, (i) an annualized base salary of $508,000, (ii) eligibility to receive an annual cash incentive bonus in an amount up to 75% of his then-applicable base salary, based upon the achievement of certain performance objectives established by the Company’s Board of Directors (the “Board”) at its sole discretion, which goals may extend over multiple years, (iii) participation in the Company’s employee benefit and welfare plans, and (iv) an initial option grant under the Company’s 2023 Omnibus Incentive Plan (the “Plan”) with an aggregate grant date fair value of $889,000, which will have an exercise price per share equal to the greater of (a) $11.00 per-share or (b) the per-share trading price of the Company common stock on the date of grant. Pursuant to the Miller Agreement, if Mr. Miller’s employment is terminated by the Company during the Initial Term without “cause” (and other than as a result of his death or disability) or if Mr. Miller resigns for “good reason” (each as defined in the Miller Agreement), Mr. Miller will receive, subject to his execution and non-revocation of a release of claims against the Company and his continued compliance with restrictive covenants: (I) a cash severance payment equal to 1.5 times his then-current base salary, payable in substantially equal installments over a period of 18 months, and (II) a cash severance payment equal to 2.625 times his then-current base salary, payable in a lump sum within 60 days following the termination date, if such qualifying termination occurs within 24 months following a Change in Control (as defined in the Plan).

The Doyle Agreement provides for, among other things, (i) an annualized base salary of $400,000, (ii) eligibility to receive an annual cash incentive bonus in an amount up to 50% of his then-applicable base salary, based upon the achievement of certain performance objectives established by the Board at its sole discretion, which goals may extend over multiple years, (iii) participation in the Company’s employee benefit and welfare plans, and (iv) an initial option grant under the Plan with an aggregate grant date fair value of $600,000, which will have an exercise price per share equal to the greater of (a) $11.00 per-share or (b) the per-share trading price of the Company common stock on the date of grant. Pursuant to the Doyle Agreement, if Mr. Doyle’s employment is terminated by the Company during the Initial Term without “cause” (and other than as a result of his death or disability) or if Mr. Doyle resigns for “good reason” (each as defined in the Doyle Agreement), Mr. Doyle will receive, subject to his execution and non-revocation of a release of claims against the Company and his continued compliance with restrictive covenants: (I) a cash severance payment equal to 1.5 times his then-current base salary, payable in substantially equal installments over a period of 18 months, and (II) a cash severance payment equal to 2.25 times his then-current base salary, payable in a lump sum within 60 days following the termination date, if such qualifying termination occurs within 24 months following a Change in Control.

Following the expiration of the Initial Term, the employment relationship will continue on an “at-will” basis, and the Company will have no obligation to provide the severance benefits described above upon any termination of employment. Additionally, the Agreements contain certain restrictive covenants regarding confidential information, non-competition, non-solicitation, and non-disparagement.

The foregoing description of the Agreements is qualified in its entirety by reference to the full text of the Miller Agreement and Doyle Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1*	Employment Agreement, dated as of April 12, 2023 by and between the Company and Ernest B. Miller.

10.2*	Employment Agreement, dated as of April 12, 2023 by and between the Company and John Doyle.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2023	Verde Clean Fuels, Inc.

	By:	/s/ Ernest Miller
		Name:	Ernest Miller
		Title:	Chief Executive Officer and Interim Chief Financial Officer

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